Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (hereafter “Agreement”) is entered into by and between Shundrawn Thomas (hereafter “Employee”) and The Northern Trust Company (hereafter “Northern Trust” ).

WHEREAS, Employee has notified Northern Trust that he wishes to resign from all of his positions with Northern Trust effective June 1, 2022 (the “Separation Date”) in order to pursue other interests; and

WHEREAS, Employee and Northern Trust have agreed to certain terms that will apply to their relationship after the Separation Date;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and Northern Trust voluntarily and knowingly agree as follows:

1. For purposes of this entire Agreement, including all Exhibits to this Agreement, the term “Northern Trust” includes The Northern Trust Company, Northern Trust Corporation, and any subsidiary or affiliate of Northern Trust Corporation.

2. Employee affirms any existing obligation Employee may have and agrees not to use or disclose any “Northern Trust Confidential Information” acquired during Employee’s employment with Northern Trust. “Northern Trust Confidential Information” includes Northern Trust’s business records, client information, client lists, trade secrets, and confidential planning or policy matters, business strategies, matters subject to attorney-client privilege, and any financial or accounting information relating to the business of Northern Trust or its current or former clients.

3. Employee agrees that Employee will comply with the terms of the non-solicitation and confidentiality agreement that Employee electronically acknowledged on March 12, 2009, during his employment with Northern Trust (“Confidentiality Agreement”).

4. Employee will execute the Release Agreement attached hereto as Exhibit A in a timely manner and in accordance with its terms, including providing the Final Release Agreement signature in a timely manner. If the Release Agreement attached as Exhibit A is not executed by Employee, this Agreement shall be null and void. Employee also agrees that no benefits or other compensation described in this Agreement shall become effective before the Effective Date as defined in Exhibit A.

5. Employee agrees that he will comply with all the limitations set forth in Section 8 of this Agreement and in the other documents referenced therein. In addition, for the period extending until the three (3) year anniversary of the Separation Date (the “Restricted Period”), Employee shall not engage in any of the following activities:

a. Directly or indirectly solicit, encourage, advise, induce or cause any Restricted Person to terminate employment or engagement with Northern Trust, nor provide any assistance, encouragement, information, or suggestion to any person or entity regarding the solicitation or hiring of any Restricted Person. “Restricted Person” includes any person who provided services to Northern Trust (whether as an employee, agent, independent contractor, or otherwise) within the last six (6) months of Employee’s employment with Northern Trust, and with whom Employee had business-related contact, access to confidential personnel information, or direct or indirect supervisory responsibility at any time prior to the Separation Date.

b. Directly or indirectly solicit (i.e. invite, encourage, request, or induce) or assist another to solicit or attempt to solicit any Client or prospective Client to (a) surrender, redeem or terminate a product, service or relationship with Northern Trust; (b) obtain any competitive service or product from Employee or any third party; or (c) transfer a product, or service that Northern Trust provided to its Client, or relationship from Northern Trust or any third party. “Client” means any person or entity to which Northern Trust provided services or products as of the Separation Date, and/or with whom/which Employee or Northern Trust’s Asset Management business had contact or access to Confidential Information, during the last twenty-four (24) months of Employee’s employment.

Employee agrees that the restrictions contained in this Section 5 and Section 6 below are reasonable in time and scope for the protection of the legitimate protectable interests of Northern Trust (including its Confidential Information, economic interests, goodwill) and its business, in light of Employee’s prior positions with Northern Trust and access to confidential information and trade secrets and in light of the valuable and substantial consideration provided in this Agreement. Employee understands that Northern Trust would not enter into this Agreement and provide the valuable consideration offered in this Agreement but for the restrictions in this Agreement. Employee agrees that the obligations set forth in Section 5 and 6 of this Agreement do not impose undue hardship on Employee and are in addition to and not in lieu of, and do not supersede or invalidate Employee’s obligations under other plans, agreements or contracts.

6. In the event Employee is in violation of Section 5 of this Agreement, Northern Trust shall be entitled to the following remedies:

a. Employee agrees that any breach of Section 5 of this Agreement will result in immediate forfeiture by Employee of all payments and benefits provided in this Agreement and will also require Employee to immediately repay the economic value of all such payments and benefits provided to Employee on or before the date of Employee’s breach. To the extent this is viewed as a liquidated damages provision, Employee agrees that this provision and other remedies are necessary because Northern Trust will suffer substantial damages and the amount of such damages may be uncertain and difficult to calculate.

b. Employee agrees that Northern Trust is entitled to an immediate, preliminary and permanent injunction as a remedy and to prevent further breaches by Employee in addition to any other remedies to which Northern Trust may be entitled.

c. Employee and Northern Trust agree that, if a court of competent jurisdiction determines that the scope of the restrictive covenants contained in this Agreement exceed the maximum restrictiveness the court deems reasonable and enforceable, Employee and Northern Trust intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable under the circumstances existing at that time. If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent, such provisions shall nevertheless be enforced to the fullest extent allowed by law, and the validity and force of the remainder of this Agreement shall not be affected.

7. Employee agrees that he has read and understood the following important notice provisions with respect to the obligations Employee has undertaken under Sections 5 and 6 of this Agreement:

a. Employee has a minimum of 14 calendar days to consider the terms of Sections 5 and 6 of this Agreement.

b. Northern Trust hereby advises Employee to consult with an attorney before accepting this Agreement, specifically with respect to Sections 5 and 6 of this Agreement.

c. The provisions of Sections 5 and 6 of this Agreement may fall within the meaning of a “Covenant not to compete” as defined in the Illinois Freedom to Work Act. Employee should be mindful of this potential characterization when considering these terms during the Review Period and consulting with an attorney before accepting this Agreement.

8. Restricted Stock Units and Performance Stock Units. In consideration for Employee’s agreement to the terms of this Agreement, subject to the terms of this Section 8, Northern Trust agrees that Employee shall remain eligible for continued vesting of restricted stock unit (“RSU”) awards and performance stock unit (“PSU”) awards previously granted to Employee pursuant to the Northern Trust Corporation 2017 Long-Term Incentive Plan (the “LTIP”) that remain unvested as of the Separation Date as detailed in Exhibit B. Subject to Employee remaining employed until the Separation Date, Employee signing and not revoking the Release and Supplemental General Release, and Employee’s continued compliance with the terms of this Agreement and the applicable terms of the LTIP and the terms of the applicable Award Notice and Terms and Conditions Relating to Restricted Stock Units and Performance Stock Units as modified by this Section 8 (the “Award Agreement(s)”), Employee’s termination shall be treated as a Retirement for purposes of the RSU awards and PSU awards granted to Employee, and Employee shall become vested and receive a distribution of shares and payment of any dividend equivalents, subject to the terms of the RSU and PSU awards granted pursuant to the LTIP, as detailed in the terms of Exhibit B (“Equity Award Distributions”); provided, however, that, if the Supplemental General Release does not become effective on or before the sixtieth day after his Separation Date or Employee violates the terms of this Agreement or the applicable terms of the LTIP or any applicable Award Agreement, Employee shall forfeit his right to receive the Equity Award Distributions; provided, further, however, that if Employee incurs a termination prior to the Separation Date for any reason, his right to vesting or distribution with respect to such termination shall be determined in accordance with the terms of the applicable Award Agreement; provided, further, that the amounts to which Employee may vest in the future for RSUs and PSUs granted in 2021 and 2022 are further subject to the terms summarized below and in Exhibit B. For the avoidance of doubt, if at any time Employee ceases to be Retired from the Industry (as defined in the Award Agreements) or he otherwise does not satisfy the requirements, including an annual certification, that Employee remains Retired from the Industry, Employee shall immediately forfeit his right to any Equity Award Distributions. Employee’s work in connection with the new business that Employee intends to commence immediately after the Separation Date as that business is described in the attached Exhibit C to this Agreement (“New Business”) has been approved by Northern Trust and shall not cause Employee to cease being Retired from the Industry. Employee’s work for the New Business will not cause Employee to forfeit any right to any Equity Award Distribution.

a. 2021 RSUs: For RSUs granted to Employee in 2021, Employee’s right to any future distributions of unvested amounts shall be multiplied by sixty-seven percent (67%) as detailed in Exhibit B and Employee shall immediately forfeit the remaining thirty-three (33%) of any unvested amounts for such grants as of the Separation Date.

b. 2022 RSUs: For RSUs granted to Employee in 2022, Employee’s right to any future distributions of unvested amounts shall be multiplied by fifty percent (50%) as detailed in Exhibit B and Employee shall immediately forfeit the remaining fifty percent (50%) of any unvested amounts for such grants as of the Separation Date.

c. 2021 PSUs: For PSUs granted to Employee in 2021, Employee’s right to any future distributions of unvested amounts shall be multiplied by seventy-five percent (75%) as detailed in Exhibit B and Employee shall immediately forfeit the remaining twenty-five percent (25%) of any unvested amounts for such grants as of the Separation Date.

d. 2022 PSUs: For PSUs granted to Employee in 2022, Employee’s right to any future distributions of unvested amounts shall be multiplied by fifty percent (50%) as detailed in Exhibit B and Employee shall immediately forfeit the remaining fifty percent (50%) of any unvested amounts for such grants as of the Separation Date.

9. Employee will make himself available as a special advisor to Northern Trust’s Chief Executive Officer and the Head of Corporate Sustainability, Inclusion and Social Impact through December 31, 2022, upon the reasonable request of such officers.

10. Employee agrees that Employee is responsible for the tax consequences to Employee of the payments referenced in this Agreement, and Employee agrees that Employee did not rely on Northern Trust in any way for tax advice in connection with these payments.

11. Employee agrees that the payments and other consideration set forth in this Agreement, including but not limited to the Equity Award Distributions set forth in Section 8, constitute full and sufficient legal consideration for the promises and covenants set forth in this Agreement.

12. This Agreement shall be governed by and construed in accordance with the laws of Illinois except to the extent that Federal law applies. Northern Trust and Employee agree that all obligations in this Agreement are performable in whole or in part in Cook County, IL, and that, in the event of a breach of this Agreement, the injured party shall be entitled to seek enforcement of this Agreement only in Cook County, IL (and the parties, through this Agreement, agree to submit to personal jurisdiction therein).

13. A waiver of any right under this Agreement must be in writing signed by both parties to be effective. This Agreement may be amended only by a writing signed by the parties hereto. Any oral representation or modification concerning this Agreement shall be of no force or effect.

14. This Agreement and all payments and benefits to Employee in accordance with this Agreement are intended to be exempt from, or if not exempt, to comply in all applicable respects with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”). This Agreement shall be construed and administered so as to cause such payments and benefits to be exempt from or comply with that Code section.

SHUNDRAWN THOMAS /s/ Shundrawn Thomas Date: May 3, 2022	THE NORTHERN TRUST COMPANY By: /s/ Michael G. O’Grady Title: Chief Executive Officer Date: May 3, 2022

EXHIBIT A

RELEASE AGREEMENT

Employee is signing this Release Agreement (“Exhibit A”) in consideration of and in order to receive the payment and benefits provided for in the agreement between Employee and The Northern Trust Company (“Northern Trust”) to which this Exhibit A is attached (referred to in this Exhibit A as the “Agreement”).

For and in consideration of the promises contained in the Agreement, Employee, for himself, and on behalf of his heirs, administrators, executors, and successors, does hereby, to the maximum extent permitted by law, fully, finally, unconditionally, and forever release, acquit and discharge Northern Trust, its parents, subsidiaries, predecessors, successors, divisions, affiliates, and each of their respective current and former shareholders, directors, officers, attorneys, employees, joint ventures, partners, insurers, representatives, and agents, as well as any trustees, administrators or fiduciaries of any Northern Trust employee benefit plan, and all persons acting by, through, under or in concert with any of them (the “Northern Trust entities”), from any and all demands, actions, causes of actions, suits, debts, liens, complaints, claims, grievances, liabilities, obligations (including discovery obligations, whether by third party subpoena or otherwise), promises, agreements, controversies, damages, prejudgment or other interest, and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, in law or equity, from the beginning of time up to the date of execution of this Agreement, including, but not limited to, all claims arising from Employee’s employment or separation of employment with Northern Trust or which have been or could be filed with any federal, state, local or private court, or arbitrator, based directly or indirectly upon or arising out of Employee’s employment with Northern Trust, the separation of Employee’s employment and/or any alleged action or omission of Northern Trust, and all claims based on tort, contract, impairment of economic opportunity, intentional infliction of emotional distress or any other tort, including but not limited to defamation, invasion of privacy, intentional interference with contract or prospective advantage, violation of any constitutional right, age discrimination, sex discrimination, race discrimination, national origin discrimination, religious discrimination, disability discrimination, parental status discrimination, or any other form of employment discrimination or retaliation, and any claim arising from an alleged violation by Northern Trust or the Northern Trust entities of any federal, state or local statutes, ordinances, regulations, Executive Orders, or common law, including, but not limited to the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, Title VII of the 1964 Civil Rights Act, as amended, the Family and Medical Leave Act of 1993, as amended, the Equal Pay Act of 1963, as amended, the Civil Rights Act of 1866, as amended, the employment discrimination laws of the state, county or municipality of Employee’s employment, the Americans with Disabilities Act, as amended, the Worker Adjustment Retraining and Notification Act, as amended, or any claim based on alleged discrimination, breach of contract or public policy, wrongful, constructive or retaliatory discharge, and retaliatory treatment.

The foregoing list is meant to be illustrative rather than exhaustive. Employee further specifically acknowledges that Employee is waiving any right that Employee may have to payments under any incentive plan providing commissions, bonuses or salary in effect during Employee’s employment.

Notwithstanding the foregoing or anything else contained in this Exhibit A or the Agreement to which it is attached to the contrary, this release shall not affect any right Employee may have to indemnification from Northern Trust as set forth in the Northern Trust Corporation By-Laws or any vested benefits, if any, to which Employee already is entitled as of the date on which Employee executes this Exhibit A under the terms of The Northern Trust Company Pension Plan, Northern Trust Corporation Supplemental Pension Plan, The Northern Trust Company Thrift-Incentive Plan or Northern Trust Corporation Supplemental Thrift-Incentive Plan. Pursuant to and not by way of limitation of the above provisions of this Exhibit A, Employee understands and agrees that Employee knowingly and voluntarily waives any other claim for benefits of any kind, under the Employee Retirement Income Security Act of 1974, as amended, or otherwise, other than those that are expressly addressed in the preceding sentence. Further, for avoidance of doubt nothing in this Exhibit A or in the Agreement shall modify, override or otherwise affect Northern Trust’s right to amend, modify, suspend, or terminate any benefit plan, program, policy or arrangement at any time. Employee represents that Employee has not assigned or otherwise transferred to any party any claim that is being released pursuant to this Exhibit A or the Agreement to which it is attached. Employee also represents that Employee has disclosed any previous complaints or charges that Employee has filed against Northern Trust or the Northern Trust entities up to and including the Effective Date of this Exhibit A.

Notwithstanding the language above or any other provision of this Exhibit A or the Agreement, Employee acknowledges, agrees and understands that Employee is not prevented or impeded from: (i) filing a charge or complaint with the U.S. Equal Employment Opportunity Commission (EEOC), Securities and Exchange Commission (“SEC”), or any other federal, state, or local governmental agency or commission, or otherwise reporting a possible violation of law to, or fully participating in any investigation by, such an agency or commission, without notice to or prior authorization from Northern Trust; or (ii) providing complete and accurate information and cooperation in any judicial or administrative proceeding, or in response to valid compulsory legal process. Employee further understands that Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee acknowledges, agrees and understands, however, that, to the maximum extent permitted by law, Employee waives the right to recover any damages or other relief based on any claim, cause of action, demand, or judicial or administrative proceeding relating to or arising from any matter released herein brought by Employee or on Employee’s behalf, or by any third party including as a member of any class or collective action, except that Employee is not prohibited from applying for and accepting an award in connection with a report by Employee to a government entity concerning potential securities law violations.

Employee agrees to notify Northern Trust Corporation’s General Counsel immediately if Employee is required by subpoena or other legal process to disclose Northern Trust Confidential Information as defined in the Agreement if reasonably permitted to do so under applicable law.

Employee agrees that Employee is signing this Agreement freely, voluntarily, and without coercion, and in particular acknowledges:

Employee has been given the opportunity to take at least twenty-one (21) days to consider and review the terms of this Agreement. The parties to the Agreement agree that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period;

Employee has been advised by this writing to obtain counsel, and has in fact obtained counsel or had the opportunity to have retained counsel, in connection with the consideration of the Agreement;

Employee has carefully reviewed this Agreement and understands its terms and contents and Employee’s rights and obligations hereunder; and

Employee is not relying on any promises or inducements by Northern Trust other than those expressly stated herein.

The parties agree that a copy of this Agreement was provided to Employee on or before May 3, 2022, and that the period during which Employee may consider and review the terms of this Agreement will expire on May 24, 2022 (such period is the “Consideration Period”). Employee must execute this Agreement no later than May 24, 2022 (“Release”). Employee will have seven (7) days from the date Employee executes this Agreement (the “Revocation Period”) to revoke it by sending such revocation in writing within the Revocation Period to Pamela Peters, Deputy General Counsel, The Northern Trust Company, 50 S. LaSalle Street, M-9, Chicago, Illinois 60603.

If Employee has not delivered this Agreement, fully executed by Employee, to Pamela Peters at Northern Trust at or before the end of the Consideration Period, this offer automatically expires as of the end of the Consideration Period, and Northern Trust is not required to take any further action to rescind or otherwise withdraw the terms of the

Agreement, and Employee shall have no right to any payments or benefits under this Agreement. If Employee delivers this Agreement, fully executed by Employee, to Northern Trust and later delivers a timely written revocation, Employee automatically forfeits all rights under the Agreement upon such revocation, and Northern Trust is not required to take any further action to rescind or otherwise withdraw the terms of this Agreement.

SHUNDRAWN THOMAS /s/ Shundrawn Thomas Date: May 3, 2022	THE NORTHERN TRUST COMPANY By: /s/ Michael G. O’Grady Title: Chief Executive Officer Date: May 3, 2022

In order for this Exhibit A and the Agreement to be effective, Employee is required to also sign this Supplemental General Release on or after June 1, 2022 and not revoke it. Employee acknowledges that Employee is signing this Supplemental General Release freely, voluntarily, and without coercion, that this Supplemental General Release reaffirms and restates the terms of the Release, and in particular acknowledges that Employee has been given the opportunity to take up to 21 days to consider and review the terms of this Supplemental General Release and 7 days to revoke Employee’s signature, all subject to the same procedures and notices provided above with respect to the Release. Employee states that Employee has not suffered any acts that Employee believes would form the basis for a claim between the date Employee executed the Release and the date Employee executes this Supplemental General Release. If Employee has not delivered this Supplemental General Release, fully executed by Employee, to Pamela Peters at Northern Trust on or before June 22, 2022 or revokes Employee’s signature, this offer automatically expires, and Northern Trust is not required to take any further action or provide any payments or benefits provided in the Agreement.

SHUNDRAWN THOMAS Date:	THE NORTHERN TRUST COMPANY By: Title: Date:

EXHIBIT B

TREATMENT OF OUTSTANDING AWARDS UNDER THE NORTHERN TRUST CORPORATION 2017 LONG-TERM INCENTIVE PLAN

Award Type	# of Units Granted	RSUs/PSUs Vested Prior to Separation Date	Unvested RSUs/PSUs as of Separation Date	Payment/Vesting Date*	Comments
2019 RSU Award	7,113	5,335	1,778 (such amount will vest on March 1, 2023)	Unvested RSUs vest and will be distributed as provided by and subject to terms of the Award Agreement.
2020 RSU Award	8,019	4,010	4,009 (such amount will vest in two installments on March 1, 2023 and March 1, 2024)	Unvested RSUs vest and will be distributed as provided by and subject to terms of the Award Agreement.
2021 RSU Award	8,799	2,200	6,599 (such amount will vest in three installments on March 1, 2023, March 1, 2024 and March 1, 2025)	67% of unvested RSUs vest and will be distributed as provided by and subject to terms of the Award Agreement.	33% of unvested RSUs will be forfeited as of Separation Date.
2022 RSU Award	10,349	0	10,349 (such amount will vest in four installments on March 1, 2023, March 1, 2024, March 1, 2025 and March 1, 2026)	50% of unvested RSUs vest and will be distributed as provided by and subject to terms of the Award Agreement.	50% of unvested RSUs will be forfeited as of Separation Date.
2020 PSU Award	14,892	0	14,892 (such amount will vest, if at all, subject to satisfaction of performance goals as determined by the Compensation and Benefits Committee in January of 2023)	Unvested PSUs will vest and be distributed at the end of the performance period based on actual performance according to the schedule provided in the terms of the Award Agreement.
2021 PSU Award	16,341	0	16,341 (such amount will vest, if at all, subject to satisfaction of performance goals as determined by the Compensation and Benefits Committee in January of 2024)	75% of unvested PSUs will vest and be distributed at the end of the performance period based on actual performance according to the schedule provided in the terms of the Award Agreement.	25% of unvested PSUs forfeited as of Separation Date.

Award Type	# of Units Granted	RSUs/PSUs Vested Prior to Separation Date	Unvested RSUs/PSUs as of Separation Date	Payment/Vesting Date*	Comments
2022 PSU Award	19,219	0	19,219 (such amount will vest, if at all, subject to satisfaction of performance goals as determined by the Compensation and Benefits Committee in January of 2025)	50% of unvested PSUs will vest and be distributed at the end of the performance period based on actual performance according to the schedule provided in the terms of the Award Agreement.	50% of unvested PSUs forfeited as of Separation Date.
*

For the avoidance of doubt, all unvested RSUs and PSUs will be forfeited immediately in the event of a breach by Employee of any of the terms of the Agreement, the Plan or the Award Agreements, as modified by Section 8 of the Agreement.

EXHIBIT C

The new entity, the name of which has been communicated separately to Northern Trust, will provide debt and equity solutions to privately held U.S. based companies. While not exclusive, the firm will specialize in investing in untapped market opportunities and working with women and ethnically diverse business operators. The new entity’s approach will marry the investment of private capital with holistic development of scalable, sustainable businesses. The business will achieve this by partnering with talented business operators and enhancing their access to the capital, counsel, colleagues, and clients they need to grow their business.